Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bay Bancorp, Inc. of our report dated March 28, 2014, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Bay Bancorp, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Frederick, Maryland
August 15, 2014